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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  December 18, 1995
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                            DELTA AIR LINES, INC.
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           (Exact name of registrant as specified in its charter)



          Delaware                         1-5424               58-0218548
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(State or other jurisdiction            (Commission          (IRS Employer
of incorporation)                       File Number)         Identification No.)


       Hartsfield Atlanta International Airport, Atlanta, Georgia  30320
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                    (Address of principal executive offices)


     Registrant's telephone number, including area code:  (404) 715-2600
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Item 5.  OTHER EVENTS

         Effective December 18, 1995, Delta Air Lines, Inc. ("Delta") renewed its aircraft hull and general liability insurance policies (the "Policies"). In entering into these renewals, it was Delta's goal to maintain insurance in amounts that it deems adequate while achieving premium savings under the Policies. Accordingly, Delta and its captive insurance company agreed to reimburse the primary insurers for losses under the Policies in an amount not to exceed $100 million per occurrence and $118 million in the aggregate for this policy year. The obligations of the primary insurers in relation to the insureds under the Policies will not be limited or reduced in any way by this reimbursement obligation.

         The reimbursement obligation of Delta and its captive insurance company to the primary insurers will be supported by one or more letters of credit issued by third parties. The letters of credit will have an aggregate stated amount equal to the maximum reimbursement obligation. To the extent the primary insurers make draws under the letters of credit, Delta and its captive insurance company will be required to reimburse the issuers of the letters of credit.

         Delta will accrue amounts estimated to be payable for probable losses under each reimbursement agreement with the primary insurers, as incurred.
Such accrued liabilities necessarily will be based on estimates. Thus, Delta's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting accrued liabilities will be reviewed on an ongoing basis and adjusted as required.





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                                   SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        DELTA AIR LINES, INC.



                                        BY:  /s/ James H. Sanregret
                                             --------------------------------
                                             James H. Sanregret
                                             Treasurer




DATE:  December 20, 1995





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